Exhibit 5.1

Medtronic, Inc.
710 Medtronic Parkway LC300
Minneapolis, MN 55432-5604 USA
www.medtronic.com

Law Department
tel 763.505.5000
fax 763.505.2950

October 25, 2013

Medtronic, Inc.
710 Medtronic Parkway
Minneapolis, Minnesota 55432

Ladies/Gentlemen:

I am vice president, deputy general counsel and assistant secretary of Medtronic, Inc., a Minnesota corporation (the “Company”), and I have advised the Company in connection with a registration statement on Form S-8 relating to the sale or issuance by the Company from time to time of up to an additional 72,121,596 shares (the “Shares”) of common stock, par value $.10, of the Company (“Common Stock”) issuable under the Medtronic, Inc. 2013 Stock Award and Incentive Plan (the “Plan”).

I have examined such documents and have reviewed such questions of law as I have considered necessary and appropriate for the purposes of my opinion set forth below.

In rendering my opinion set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.

Based on the foregoing, I am of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan, and any relevant agreements thereunder, will be validly issued, fully paid and nonassessable.

I am admitted to the practice of law in the State of Minnesota, and the foregoing opinions are limited to the laws of that state and the federal laws of the United States of America.

I hereby consent to the filing of this opinion as an exhibit to the registration statement on Form S-8 of the Company relating to the Shares.

Very truly yours,

/s/ Keyna P. Skeffington
Vice President, Deputy General Counsel and Assistant Secretary